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                                  AMENDMENT NO. 2
                                         TO
                                  RIGHTS AGREEMENT

          Amendment No. 2 to Rights Agreement, dated October 5, 1998, to Rights Agreement, dated as of November 1, 1996, as amended by Amendment No. 1 to Rights Agreement, dated January 16, 1998 (as so amended, the "Rights Agreement") between Arcadia Financial Ltd. (formerly Olympic Financial Ltd.), a Minnesota corporation, and Norwest Bank Minnesota, N.A. (all terms not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement).

                                    WITNESSETH:

          WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement specifying the terms of the Rights;

          WHEREAS, Section 27 of the Rights Agreement provides that, prior to the Distribution Date and subject to certain limitations contained in such Section, the Company may by resolution of its Board of Directors (which resolution shall be effective only with the concurrence of a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the number of directors then in office) and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock;

          WHEREAS, no Distribution Date has occurred;

          WHEREAS, Continuing Directors constitute a majority of the number of directors currently in office; and

          WHEREAS, the Company's Board of Directors, with the concurrence of a majority of the Continuing Directors, has duly approved amending the Rights Agreement to contain the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree as follows:

          1. Amendment to Section 1(a). Section 1(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

          (a) "'Acquiring Person' shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the shares of Common Stock


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               then outstanding, but shall not include (i) the Company, (ii) any
               Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, or (v) any person holding Common Stock issued to that person by the Company in a transaction approved in advance by a majority of the Continuing Directors of the Company to the extent and only to the extent so approved (each of (i) through (v), an "EXEMPTED PERSON"). Notwithstanding the foregoing, (i) no Person shall become an "Acquiring Person" as a result of an acquisition of Common Stock by the Company which, by reducing the number of such shares then outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the outstanding Common Stock, except that if such Person, after such share purchases by the Company, becomes the Beneficial Owner of any additional shares of Common Stock, such Person shall be deemed to be an "Acquiring Person," and (ii) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Stock so that such Person would no longer be an Acquiring Person then such Person shall not be deemed to be an "Acquiring Person." The term "OUTSTANDING," when used with reference to a Person's Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then issued and outstanding which such Person would be deemed to beneficially own hereunder."

          2. OTHER PROVISIONS. The other provisions of the Rights Agreement shall continue in full force and effect as set forth in the Rights Agreement and are not affected in any way by this Amendment No. 2.


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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No.
2 to be duly executed on the day and year first set forth above.

          ARCADIA FINANCIAL LTD.



                                        By:    /s/ James D. Atkinson III
                                           ------------------------------------
                                           James D. Atkinson III
                                           Senior Vice President



                                        NORWEST BANK MINNESOTA, N.A.,
                                        NORWEST SHAREOWNER SERVICES



                                        By:     /s/ Greg Luedke
                                           ------------------------------------

                                           Name: Greg Luedke
                                           Title: Account Manager


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